                                   ESCROW AGREEMENT

    THIS ESCROW AGREEMENT ("ESCROW AGREEMENT") is made and entered into as of October 31, 1996 by and among Eltrax Systems, Inc., a Minnesota corporation ("PURCHASER"), Walter C. Lovett, Douglas L. Roberson and B. Taylor Koonce (collectively, the "SHAREHOLDERS"), and Norwest Bank Minnesota, National Association, a national banking association, as escrow agent (the "ESCROW AGENT").

    A. Purchaser, ANS Acquisition Corporation, a North Carolina corporation and a wholly-owned subsidiary of Purchaser (the "ACQUISITION SUB"), Atlantic Network Systems, Inc., a North Carolina corporation ("ANS") and the Shareholders have entered into an Agreement and Plan of Merger dated as of October 31, 1996 (the "MERGER AGREEMENT") pursuant to which the Acquisition Sub will merge with and into ANS, with ANS to survive the merger as a wholly-owned subsidiary of Purchaser (the "Merger").

    B. Pursuant to the terms of the Merger Agreement, Purchaser is to deposit 50,000 shares of its Common Stock, par value $.01 per share, ("PURCHASER'S COMMON STOCK") issuable to the Shareholders upon the consummation of the Merger with the Escrow Agent (with the certificate for such shares being registered in the name of the Escrow Agent or its nominee) at the Closing, as defined in the Merger Agreement.

    Accordingly, for the purpose of establishing the terms and provisions of escrow for the aforesaid shares, the parties hereto agree as follows:

1. ESCROW FUND. The Escrow Agent hereby acknowledges receipt of a certificate for 50,000 shares of Purchaser's Common Stock (collectively, the "ESCROW FUND") issuable to the Shareholders upon the consummation of the Merger. The Escrow Agent is directed to hold, deal with and dispose of the Escrow Fund as hereinafter set forth, and agrees not to commingle the Escrow Fund with any other securities or funds held by the Escrow Agent.

2. CHARGES AGAINST ESCROW FUND. The Escrow Fund has been made for the purpose of securing and providing an exclusive source for satisfying the indemnification obligations of Shareholders to Purchaser pursuant to Article 8 of the Merger Agreement. In the event that, and from time to time as, Purchaser determines that amounts are chargeable or can be reserved against the Escrow Fund pursuant to Article 8 of the Merger Agreement, Purchaser will provide a notice to the Escrow Agent and to the Shareholders, in substantially the form attached hereto as Exhibit 1, of such charge or reserve (a "CLAIM") against the Escrow Fund, stating the amount thereof and a brief description of the facts upon which the claim is based (the "SHAREHOLDER'S NOTICE"). The Escrow Agent will promptly deliver a copy of any Shareholder's Notice to the Shareholders. Unless it receives prior notice from the Shareholders pursuant to Section 3 below, the Escrow Agent will deliver to Claimant out of the Escrow Fund that number of shares of Purchaser's Common Stock, valued at $_____ which will be the closing price per share on the Closing Date as defined in the Merger Agreement (hereinafter called the "ESCROW VALUE") (but rounding such amount so as to avoid a fractional share), equal to the amount of such Claim, or in the case of a Claim for the establishment of a reserve, the Escrow Agent will establish, by bookkeeping entry, such reserve using the same valuation approach. If only part of a Claim is disputed pursuant to Section 3 below, the Escrow Agent will promptly pay to the Purchaser the undisputed portion of such Claim.

3.  DISPUTE OF CLAIM AGAINST ESCROW FUND.

    (a) The Shareholders will have the right to dispute any Claim against the Escrow Fund within the ten (10) business day period following delivery to the Shareholders by the Escrow Agent of a Shareholder's Notice by delivering to the Escrow Agent and Purchaser written notice in substantially the form attached hereto as Exhibit 2 (an "OBJECTION NOTICE") that the Shareholders dispute the matter(s) set forth in such Claim notice either with respect to the validity or the amount of the Claim (or both). Such notice will include the basis, with reasonable specificity, of the objection. The Escrow Agent will promptly furnish Purchaser with a copy of any Objection Notice.

    (b) Upon receipt of an Objection Notice from the Shareholders, the Escrow Agent will set aside in a separate fund (a "DISPUTE FUND") the number of shares, valued at the Escrow Value, that it would have delivered to Purchaser or established as a reserve had such Objection Notice not been received. The Escrow Agent will take no action with respect to the Dispute Fund, except upon receipt of joint written instructions from Purchaser and the Shareholders in substantially the form attached hereto as Exhibit 3. Upon receipt of such notice, the Escrow Agent will promptly follow the instructions therein.

    (c) If the amount necessary to satisfy any disputed Claim, as ultimately determined via joint written instructions pursuant to Section 3(b) above, is in excess of the amount held in the Dispute Fund with respect thereto, valued at the Escrow Value, an additional amount necessary to satisfy such Claim will be delivered from the Escrow Fund to Purchaser, valued at the Escrow Value, or will be established as a reserve to be administered according to the written instructions, as the case may be.

    (d) If an Objection Notice is timely delivered by the Shareholders, the objections which are described in such notice will be resolved by arbitration pursuant to Section 9.12 of the Merger Agreement.

4. TERMINATION; RELEASE OF ESCROW FUND. The Escrow Fund will terminate as to 50,000 shares of Purchaser's Common Stock in the Escrow Fund six (6) months after the date of this Agreement (the "TERMINATION DATE"). The Escrow Agent will, on the business day next succeeding the Initial Termination Date, deliver to the Shareholders in accordance with the allocation set forth on Exhibit 4 (the "ALLOCATION"), 50,000 shares of Purchaser's Common Stock held by it hereunder; PROVIDED, HOWEVER, that any unpaid amounts with respect to which the Escrow Agent will have been given notice of a Claim (whether or not yet reserved against) on or prior to such date and any amounts then being held in a Dispute Fund (with all claims described in Claims notices received during the last ten
(10) business days ending on and including the Termination Date being deemed to be held in a Dispute Fund) will continue to be held hereunder by the Escrow Agent, and this Escrow Agreement will continue in full force and effect until each existing dispute with respect thereto has been resolved and each contingency applicable to each reserve has been satisfied and joint written instructions are given pursuant to Section 3(b) above (which instructions will include, without limitation, a direction to deliver shares to the Exchange Agent). On the business day next succeeding the Termination Date, the Escrow Agent will deliver to the Shareholders in accordance with the Allocation, the shares of Purchaser's Common Stock remaining in the Escrow Fund then held by it hereunder; PROVIDED, HOWEVER, that any unpaid amounts with respect to which the Escrow Agent will have been given notice of a Claim (whether or not yet reserved against) on or prior to such date and any amounts then being held in a Dispute Fund (with all claims described in

Claims notices received during the last ten (10) business days ending on and including the Termination Date being deemed to be held in a Dispute Fund) will continue to be held hereunder by the Escrow Agent, and this Escrow Agreement will continue in full force and effect until each existing dispute with respect thereto has been resolved and each contingency applicable to each reserve has been satisfied and joint written instructions are given pursuant to Section 3(b) above (which instructions will include, without limitation, a direction to deliver shares to the Escrow Agent).

5.  VOTING RIGHTS AND DISTRIBUTIONS.

    (a) Except as otherwise provided in this Escrow Agreement, each Shareholder will have all rights of ownership, including without limitation voting rights, with respect to the shares of Purchaser's Common Stock held in the Escrow Fund in accordance with the Allocation.

    (b) Except as otherwise provided in this Escrow Agreement, all cash dividends and cash distributions made by Purchaser with respect to the shares of Purchaser's Common Stock held in the Escrow Fund will be paid or distributed to the Shareholders in accordance with the Allocation.

    (c) Certificates evidencing all shares of Purchaser's Common Stock issued or distributed by Purchaser with respect to the shares of Purchaser's Common stock held in the Escrow Fund, including without limitation shares issued upon a stock dividend or stock split, will be delivered to Escrow Agent and held by the Escrow Agent in the Escrow Fund in accordance with the provisions of this Escrow Agreement.

    (d) Once a notice of Claim has been received by the Escrow Agent, the rights of the Shareholders to voting and cash distributions with respect to the number of shares of Purchaser's Common Stock held in the Escrow Fund equal in value to the amount of the loss stated in the Claim, based upon the Escrow Value, will be suspended until the Claim has been resolved or paid. Cash distributions received with respect to such shares prior to the resolution of the Claim will be paid to the Escrow Agent and distributed to the party ultimately determined to be entitled to such shares upon resolution of the Claim.

6. REORGANIZATIONS. In the event of: (a) a capital reorganization of Purchaser; (b) a reclassification of the Purchaser's Common Stock (other than a change in par value); (c) the merger of Purchaser with or into any other corporation (other than a merger in which Purchaser is the surviving corporation and in which the then outstanding shares of Purchaser's Common Stock remain outstanding without adjustment); or (d) the sale, lease, or other transfer of all or substantially all of the assets of Purchaser to any other corporation, Purchaser or the corporation formed by, resulting from, or surviving such reclassification, consolidation, merger, or conversion, or the corporation which shall have acquired such assets, as the case may be, shall as a condition precedent thereto, execute such documents and instruments and take such action as may be necessary, to provide that the shares of Purchaser's Common Stock then held in the Escrow Fund will be converted into the kind and amount of shares of stock or other securities and property receivable upon such reclassification, consolidation, merger, conversion, sale, or transfer. All such shares of stock or other securities and property received in connection with any of the foregoing with respect to such shares shall be deposited in the Escrow Fund and held by the Escrow Agent in accordance with the provisions with the provisions of this Escrow Agreement and shall be treated the same as the shares of the Purchaser's Common Stock for which they were exchanged or converted.

7.  REPORTS AND TAX INFORMATION.

    (a) As soon as practicable after the end of each calendar year after the date hereof and also after termination of this Escrow Agreement, the Escrow Agent shall submit a written report and account to Purchaser and to each of the Shareholders setting forth: (i) the number and aggregate value of the shares of Purchaser's Common Stock held in the Escrow Fund at the end of such periods and upon termination; (ii) the receipts and disbursements of shares of Purchaser's Common Stock by the Escrow Agent for such periods and upon termination; and (iii) any changes in the number and aggregate value of the shares of Purchaser's Common Stock held in the Escrow Fund which it has not previously reported. In addition, the Escrow Agent shall submit such other reports for such other periods as it deems advisable.

    (b) As soon as practicable after the end of each calendar year after the date hereof and also after the termination of this Agreement, the Escrow Agent shall submit a written statement to Purchaser and to each of the Shareholders with respect to the dates and amounts of all distributions of shares of Purchaser's Common Stock made by the Escrow Agent to Purchaser and the Shareholders, and such other information as is reasonably available to the Escrow Agent, which may be helpful in determining the amount of taxable income directly attributable to the Escrow Account that Purchaser and the Shareholders should include in their respective Federal, state, and local income tax returns for the applicable tax year.

8. INVESTMENTS; ENTITLEMENT TO INVESTMENT EARNINGS. All cash deposited in the Escrow Fund as a result of cash distributions received on the Escrow Fund will be invested and reinvested by the Escrow Agent in the Norwest Funds, Ready Cash Investment Fund (Institutional Shares).

9. INVESTMENT OF ESCROW FUND The Escrow Agent will hold the shares deposited in the Escrow Fund as such and will have no duty with respect to reinvestment thereof, regardless of an increase or a decrease in the market value thereof.

10. DESIGNATED OFFICERS AND NOTICES. The Purchaser will, from time to time, provide the Shareholders and Escrow Agent with a written notice, who will be the sole agent of Purchaser, and will contain (a) the name(s) of any substitute or additional person(s) who are authorized to execute any written notice, instruction or certificate to the Escrow Agent required or permitted by the terms of this Escrow Agreement, and (b) specimen signature(s) of such authorized persons. The initial agent of Purchaser and his signature is set forth below. Each notice, instruction or other certificate required or permitted by the terms hereof will be in writing and will be communicated by registered or certified mail, return receipt requested, or telecopier, to the parties hereto at the respective addresses shown below, or at such other address as any such party may designate by notice given to the other parties:

    (i)   IF TO THE SHAREHOLDERS, TO:        WITH A COPY TO:

          Atlantic Network Systems, Inc.     Hutchison & Mason, P.L.L.C.
          8205 Brownleigh Drive              4505 Fair Meadow Lane, Suite 102
          Raleigh, NC 27612                  Raleigh, NC  27607
          Attn:    Douglas L. Roberson       Attn:  J. Robert Tyler, III, Esq.
          Fax:     (919) 786-2798            Fax:   (919) 783-9358


          Walter C. Lovett
          4476 Hill Village Road
          Raleigh, NC 27612

          Douglas L. Roberson
          103 Bordeaux Lane
          Cary, NC 27511

          B. Taylor Koonce
          1205 Hedgelawn Way
          Raleigh, NC 27615


    (ii)  IF TO PURCHASER, TO:               WITH A COPY TO:

          Eltrax Systems, Inc.               Oppenheimer Wolff & Donnelly
          Rush Lake Business Park            Plaza VII, Suite 3400
          1775 Old Highway 8                 45 South Seventh Street
          St. Paul, MN  55112                Minneapolis, MN  55402-1609
          Attn:  Mack V. Traynor, III        Attn:  Thomas R. Marek, Esq.
                 Chief Executive Officer     Fax:   (612) 344-9376
          Fax:   (612) 633-8372


    (iii) IF TO THE ESCROW AGENT, TO:

          Norwest Bank Minnesota, National Association
          6th and Marquette
          Minneapolis, MN  55479-0069
          Attn:  Michelle Healy
          Fax:   (612) 667-9825

All notices, instructions or certificates given hereunder to the Escrow Agent will be deemed delivered and to be effective only upon receipt by the Escrow Agent. All notices given hereunder by the Escrow Agent will be effective and deemed delivered and received three (3) calendar days after mailing by the Escrow Agent. The Escrow Agent is not obligated to take any action with respect to any request or demand of the Shareholders or Purchaser unless in the form required hereunder and properly signed.

11. REGARDING THE ESCROW AGENT. In consideration of the acceptance by the Escrow Agent of its duties hereunder, it is agreed by all parties hereto that:

    (a) The Escrow Agent's duties and responsibilities will be limited to those expressly set forth in this Escrow Agreement, and it will not be subject to, or obliged to recognize, any other agreement between the parties hereto even though reference thereto may be made herein.

    (b) The Escrow Agent is authorized, in its reasonable discretion, to disregard any and all notices or instructions given by any of the parties hereto or by any other person, firm or corporation, except only (i) such notices or instructions as are herein specifically provided for, and
    (ii) orders or process of any court with jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon or under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property is stayed or enjoined by any court order, or in case any order, judgment or decree is made or entered by any court affecting such property or any part thereof, then, and in any of such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it; and if it complies with any such order, writ, judgment or decree it will not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

    (c) The Escrow Agent will not be personally liable for any act taken or omitted hereunder if taken or omitted by it in good faith, except its own negligence or willful misconduct. In taking any action whatsoever hereunder, the Escrow Agent will be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it to be sufficient. The Escrow Agent may consult with counsel in connection with its duties hereunder and will be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel, except its own negligence or willful misconduct. It will also be fully protected in relying upon any written notice, demand, certificate or document which it in good faith believes to be genuine, except its own negligence or willful misconduct. The Escrow Agent will not be responsible for the sufficiently or accuracy of the form, execution, validity or genuineness of documents now or hereafter deposited hereunder, nor will it be responsible or liable in any respect on account of the identity, authority or rights of the persons executing and delivering or purporting to execute or deliver any such document.

    (d) If the Escrow Agent believes it to be reasonably necessary to consult with counsel concerning any of its duties in connection with this Escrow Agreement, or in case it becomes involved in litigation on account of being Escrow Agent hereunder or on account of having received property subject hereto, then in either case, the Escrow Agent's costs, expenses, and reasonable attorneys' fees will be paid as set forth in subparagraph (e).

    (e) The Escrow Agent will be entitled to a $1,000 acceptance fee and a $1,000 annual administration fee, which two amounts, plus all reasonable expenses of the Escrow Agent as shown on Exhibit 4 hereof, will be invoiced to and paid by Purchaser.

    (f) The Escrow Agent may at any time resign by giving thirty (30) days written notice of resignation to Purchaser and to Shareholders. In such event Purchaser and the Shareholders will appoint a successor escrow agent to be effective on the effective date of the aforesaid


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

    resignation. All right, title and interest to the Escrow Deposit and to the dividends and distributions and the investment earnings with respect thereto will be transferred to the successor agent and this Escrow Agreement will be assigned to such successor, and the resigning Escrow Agent will thereupon be released from further obligations hereunder.

12. GOVERNING AGREEMENT; AMENDMENTS. The Escrow Agent hereby acknowledges receipt of a copy of the Merger Agreement, but except for reference thereto for definitions of certain words and terms not defined herein, the Escrow Agent is not charged with any duty or obligation arising under the Merger Agreement and the responsibilities and duties of the Escrow Agent will be governed by this Escrow Agreement. As between the Escrow Agent, on the one hand, and the other parties hereto, on the other hand, this Escrow Agreement constitutes the entire agreement with respect to the subject matter herein. As between the other parties hereto, this Escrow Agreement will govern to the extent of any conflict between it and the Merger Agreement or any other agreement or writing. No change in, addition to, or waiver of the terms and conditions hereof will be binding upon any of the parties hereto unless approved in writing by the other parties hereto.

13. BINDING EFFECT. This Escrow Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns and legal representatives. Except with respect to such successions contemplated in the Merger Agreement, or otherwise as contemplated in this Escrow Agreement, no party hereto may assign any of its rights, interests or obligations hereunder.

14. APPLICABLE LAW. This Escrow Agreement will be governed by and construed in accordance with the laws of the State of Minnesota.

15. COUNTERPARTS AND DEFINITIONS. This Escrow Agreement may be executed in one or more counterparts, each of which is an original but all of which together will constitute one and the same instrument. Terms not otherwise defined herein will have the meaning given to them in the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed.

PURCHASER                               ESCROW AGENT

Eltrax Systems, Inc.                    Norwest Bank Minnesota, National
                                         Association, as Escrow Agent

By: /s/ Mack V. Traynor, III            By: /s/ Michelle Healy
   ---------------------------------       ---------------------------------
        Mack V. Traynor, III                    Michelle Healy
Title:  Chief Executive Officer                 Title: /s/ Administrative
                                                       Assistant
                                                       ---------------------

                                        SHAREHOLDERS

                                         /s/ Walter C. Lovett
                                        ------------------------------------
                                        Walter C. Lovett

                                         /s/ Douglas L. Roberson
                                        ------------------------------------
                                        Douglas L. Roberson

                                         /s/ B. Taylor Koonce
                                        ------------------------------------
                                        B. Taylor Koonce


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